News Release 122
May 15, 2012
Liberty Star Uranium & Metals Corp.
LBSR: OTCBB  LBVN: Frankfurt

http://www.LibertyStarUranium.com

FOR IMMEDIATE RELEASE

Liberty Star Provides Geochem Update:  Soil Samples Hay Mountain, AZ

TUCSON, Arizona–May 15–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to provide an update of exploration activity on its Hay Mountain claims.   608 soil samples collected over approximately 22 square miles (NR 114) were sent to the ALS Minerals (ALS-Chemex) certified geochemical analysis lab in Vancouver, British Columbia where they were tested for the presence of 64 different elements.

ALS has returned all of the geochemical soil samples results for all elements requested, to Liberty Star’s Tucson office.  The assays have been entered into an ARC GIS (Geographic Information System) database from which contour maps are being produced.  Additionally, enhanced satellite imagery (digital space photos) is being analyzed for geology and alteration and the various geochemical contours are superimposed on this imagery. This work has produced a variety of interesting and surprising (unexpected) results that require further in depth analysis.  Chief Geologist and Company CEO James A Briscoe and his team have made the following preliminary observations:

1.      The common elements of porphyry copper systems are present and provide useful guides, but are subtle.   We are continuing work to analyze these patterns in relation to other technical studies such as aeromagnetics and an IP survey done more than 20 years ago covering a large area. A ZTEM airborne survey is planned later this spring or summer.

2.      A surprising presence of rare earth elements (REEs) has been defined over a large area.  This was completely unexpected and justifies further study.  The REEs  we assayed for are among the 17 REEs now known, are strongly anomalous and are scandium, yttrium, lanthanum, and cerium.  The other 13 known REEs were not included in our assay process.  In due course we will re-assay the samples for these additional REEs.  Rare earth elements are critical to various civilian and military hardware and are commercially important. (Wikipedia: “Rare Earth Elements)

3.      The REEs are clearly related to a satellite image anomaly as well as geochemical anomalies of iron, uranium, thorium, copper, silver, gold, lead, zinc, nickel, gallium, mercury, potassium, manganese, and molybdenum .  These elements are commonly associated with REE occurrences.    This anomaly covers almost 9 square miles.

4.      We are not sure of the meaning of the presence these REEs but the association of the elements named in 3 above justifies further studies.

5.      We do not believe the REEs are part of the porphyry system because they are separated in a different area for the most part.

The vegetation sample assays are coming in and these results will be plotted just like the soil and rock chip samples have been.  Our interpretation of them will be compared to the other two sample types.  Updates will be reported as progress is made.

James A. Briscoe

“James A. Briscoe”

 James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements

Statements in this news release that are not historical a re forward looking statements. Forward-looking statements in this news release include: that we will undertake a ZTEM survey in spring or summer, that we will re-assay results for rare earthelements; and vegetation samples will be plotted.

Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact
Tracy Myers
Liberty Star Uranium & Metals Corp.
520-425-1433
info@libertystaruranium.com

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